Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR RELEASE: Friday, April 24, 2015

AMERICAN AIRLINES GROUP REPORTS

RECORD FIRST QUARTER 2015 PROFIT

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its first quarter 2015 results.

•	Reported record first quarter 2015 net profit of $1.2 billion excluding net special charges, tripling the Company’s first quarter 2014 net profit of $402 million excluding net special credits

•	Reported record first quarter 2015 GAAP net profit of $932 million, a $452 million improvement versus the Company’s first quarter 2014 GAAP net profit of $480 million

•	Achieved several critical integration milestones during the quarter, including a combined frequent flyer program and recalibration of the schedule at the Company’s hubs at Chicago O’Hare and Dallas/Fort Worth. Also obtained a single operating certificate from the Federal Aviation Administration (FAA) in early April

•	Declared a dividend of $0.10 per share to be paid on May 18, 2015, to shareholders of record as of May 4, 2015

Excluding net special charges, American Airlines Group’s first quarter 2015 net profit was a record $1.2 billion, or $1.73 per diluted share. This represents a tripling of the Company’s first quarter 2014 net profit excluding net special credits of $402 million, or $0.54 per diluted share. The Company’s first quarter 2015 pretax margin excluding net special charges was a record 12.7 percent, up 8.6 percentage points from the same period last year.

On a GAAP basis, the Company reported a record net profit of $932 million, or $1.30 per diluted share. This compares to a GAAP net profit of $480 million in the first quarter 2014, or $0.65 per diluted share.

See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of GAAP to non-GAAP financial information.

“We are pleased to report record first quarter profits, exceeding the prior record set just last year,” said Doug Parker, American Airlines Group Chairman and CEO. “The credit belongs to our 100,000 team members who are working together to restore American to the greatest airline in the world. We are particularly pleased with the integration achievements our team has realized and look forward to building on those successes through 2015 and beyond.”

American Airlines Group Reports Record First Quarter Results

April 24, 2015

Revenue and Cost Comparisons

While core demand remains healthy, first quarter 2015 revenue was impacted by competitive capacity growth, a stronger U.S. dollar and economic softness in Latin America. Total revenue in the first quarter was $9.8 billion, a decrease of 1.7 percent versus the first quarter 2014 on a 0.9 percent decrease in total available seat miles (ASMs). Consolidated passenger revenue per ASM (PRASM) was 13.44 cents, down 1.7 percent versus the first quarter 2014. Consolidated passenger yield was 16.82 cents, down 1.2 percent year-over-year.

Total operating expenses in the first quarter were $8.6 billion, a decrease of 7.1 percent compared to the first quarter 2014 due primarily to a 42.2 percent decrease in consolidated fuel expense. First quarter mainline cost per available seat mile (CASM) was 12.80 cents, down 5.2 percent on a 1.7 percent decrease in mainline ASMs versus the first quarter 2014. Excluding special charges and fuel, mainline CASM was 9.49 cents, up 5.8 percent compared to the first quarter 2014. Regional CASM excluding special charges and fuel was 16.47 cents, down 0.9 percent on a 5.7 percent increase in regional ASMs versus the first quarter 2014.

Liquidity

As of March 31, 2015, the Company had approximately $9.9 billion in total cash and short-term investments, of which $757 million was restricted. The Company also had an undrawn revolving credit facility of $1.8 billion.

Also in the first quarter, the Company returned $260 million to its shareholders through the payment of $70 million in quarterly dividends and the repurchase of $190 million of common stock, or 3.8 million shares, at an average price of $49.47 per share.

Shares repurchased under the buyback program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The program does not obligate the Company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the Company’s discretion.

The Company also purchased approximately 87,230 shares from its Disputed Claims Reserve at the prevailing market price to satisfy certain tax obligations resulting from the February 10, 2015 distribution.

Approximately $644 million of the Company’s unrestricted cash and short-term investment balance was held in Venezuelan bolivars. This balance includes approximately $621 million valued at 6.3 bolivars to the U.S. dollar and approximately $23 million valued at 12.0 bolivars to

American Airlines Group Reports Record First Quarter Results

April 24, 2015

the U.S. dollar, with the rate depending on the date the Company submitted its repatriation request to the Venezuelan government. These rates are materially more favorable than the exchange rates currently prevailing for other transactions conducted outside of the Venezuelan government’s currency exchange system. The Company’s cash balance held in Venezuelan bolivars decreased $12 million from the December 31, 2014 balance of $656 million due to payments made in bolivars for local operating expenditures.

During 2014, the Company significantly reduced capacity in the Venezuelan market and is no longer accepting bolivars as payment for airline tickets. The Company is monitoring this situation closely and continues to evaluate its holdings of Venezuelan bolivars for additional foreign currency losses or other accounting adjustments, which could be material, particularly in light of the additional uncertainty posed by the February 2015 changes to the foreign exchange regulations and the continued deterioration of economic conditions in Venezuela. More generally, fluctuations in foreign currencies, including devaluations, cannot be predicted by the Company and can significantly affect the value of its assets located outside the United States. These conditions, as well as any further delays, devaluations or imposition of more stringent repatriation restrictions, may materially adversely affect the Company’s business, results of operations and financial condition.

Notable Accomplishments

Merger Accomplishments

•	Merged frequent flyer programs by moving US Airways Dividend Miles members into AAdvantage®

•	In April, received a single operating certificate from the FAA which allows the airline to operate under one certificate

•	Achieved a ratified 5-year contract with the carrier’s 15,000 pilots that provides industry leading pay rates

•	Optimized the Company’s flight schedule at Chicago O’Hare International Airport and Dallas/Fort Worth International Airport

•	Co-located operations at eight more airports across its network, bringing the total number of co-locations to 114

Finance Accomplishments

•	Completed a $500 million unsecured bond offering priced at 4.625% and a $1.2 billion enhanced equipment trust certificate (EETC) issue priced at a blended rate of 3.425%. In addition, in April the Company refinanced its $750 million 2014 slot, gate and route term loan at lower interest rates and improved collateral terms

American Airlines Group Reports Record First Quarter Results

April 24, 2015

•	On March 20, the Company was added to the S&P 500 index

Marketing, Network and Fleet Accomplishments

•	Took delivery of the first two Boeing 787 Dreamliners, which will enter domestic service in May 2015, and begin flying internationally in June 2015. Also, as part of its ongoing fleet renewal program, the Company took delivery of 18 new mainline aircraft, and retired its last Boeing 767-200

•	Signed a codeshare agreement with Korean Air to place its code on American flights between Dallas/Fort Worth International Airport and Seoul, South Korea

•	Became the official airline partner of the Los Angeles Clippers and was named the official airline of the Chicago Cubs and Wrigley Field

Community Relations Accomplishments

•	Commemorated an historic day for the Civil Rights movement by operating a charter aircraft from Washington, D.C., to Montgomery, Ala. for the 50th anniversary of the March on Selma

•	Launched Fuel Smart, a company-wide fuel saving program to reduce usage of aircraft auxiliary power units when jets are parked on the ground; a portion of the savings generated by this reduced usage will benefit Air Compassion for Veterans, a nonprofit organization providing air transportation to injured veterans and active duty military traveling for medical, rehabilitation, or other veteran-related purposes

•	Celebrated 30 Medal of Honor recipients by operating a charter flight from New York to Washington so those recipients could participate in National Medal of Honor festivities

Special Items

In the first quarter, the Company recognized $311 million in net special charges, including:

•	$223 million in merger related integration expenses, including $216 million in mainline special charges and $7 million in regional special charges

•	$99 million in charges relating to the Company’s new pilot joint collective bargaining agreement

•	$6 million in net credits for bankruptcy related items, principally consisting of fair value adjustments for bankruptcy settlement obligations

•	$8 million non-operating net special credits comprised of a $17 million early debt extinguishment gain on the repayment of American’s AAdvantage® loan with Citibank, offset in part by a $9 million charge related to the prepayment of certain aircraft financings

•	$9 million in tax special charges related to certain indefinite-lived intangible assets

American Airlines Group Reports Record First Quarter Results

April 24, 2015

Conference Call / Webcast Details

The Company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through May 24.

Investor Guidance

For financial forecasting detail, please refer to the Company’s investor relations update, to be filed with the Securities and Exchange Commission on Form 8-K immediately following its 7:30 a.m. CT conference call. This filing will be available at aa.com/investorrelations.

About American Airlines Group

American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines and US Airways. Together with regional partners, operating as American Eagle and US Airways Express, the airlines operate an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries from its hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. The American Airlines AAdvantage® program allows members to earn miles for travel, vacation packages, car rentals, hotel stays and everyday purchases. Members can redeem miles for tickets as well as upgrades to First Class and Business Class, vacation packages, car rentals, hotel stays and retail products. American is a founding member of the oneworld alliance, whose members and members-elect serve nearly 1,000 destinations with 14,250 daily flights to 150 countries. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts, such as, without limitation, statements that discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. These forward-looking statements are based on the current objectives, beliefs and expectations of the Company, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant

American Airlines Group Reports Record First Quarter Results

April 24, 2015

disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; costs of ongoing data security compliance requirements and the impact of any significant data security breach; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation on the airline industry; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential

American Airlines Group Reports Record First Quarter Results

April 24, 2015

shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of a lawsuit that was filed in connection with the merger transaction with US Airways Group, Inc. and remains pending; an inability to use net operating losses carried forward from prior taxable years (NOL Carryforwards); any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase program or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL Carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015 (especially in Part II, Item 1A, Risk Factors and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections) and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law.

American Airlines Group Reports Record First Quarter Results

April 24, 2015

American Airlines Group Inc.

GAAP Results—Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended March 31,		Percent
	2015	2014	Change
Operating revenues:
Mainline passenger	$6,989	$7,258	(3.7)
Regional passenger	1,452	1,407	3.2
Cargo	194	206	(5.9)
Other	1,192	1,124	6.0

Total operating revenues	9,827	9,995	(1.7)

Operating expenses:
Aircraft fuel and related taxes	1,544	2,711	(43.0)
Salaries, wages and benefits	2,373	2,119	12.0
Regional expenses:
Fuel	311	500	(37.8)
Other	1,151	1,094	5.1
Maintenance, materials and repairs	494	485	1.8
Other rent and landing fees	408	424	(3.9)
Aircraft rent	317	320	(0.9)
Selling expenses	336	401	(16.3)
Depreciation and amortization	336	307	9.6
Special items, net	303	(137)	nm
Other	1,038	1,041	(0.3)

Total operating expenses	8,611	9,265	(7.1)

Operating income	1,216	730	66.6

Nonoperating income (expense):
Interest income	10	7	39.5
Interest expense, net	(210)	(243)	(13.7)
Other, net	(73)	(1)	nm

Total nonoperating expense, net	(273)	(237)	15.2

Income before income taxes	943	493	91.3

Income tax provision	11	13	(17.5)

Net income	$932	$480	94.2

Earnings per common share:
Basic	$1.34	$0.66

Diluted	$1.30	$0.65

Weighted average shares outstanding (in thousands):
Basic	696,415	723,971

Diluted	716,930	741,335

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Record First Quarter Results

April 24, 2015

American Airlines Group Inc.

Consolidated Operating Statistics

(Unaudited)

	3 Months Ended March 31,
	2015	2014	Change
Mainline
Revenue passenger miles (millions)	44,849	45,828	(2.1)%
Available seat miles (ASM) (millions)	55,854	56,831	(1.7)%
Passenger load factor (percent)	80.3	80.6	(0.3	)pts
Yield (cents)	15.58	15.84	(1.6)%
Passenger revenue per ASM (cents)	12.51	12.77	(2.0)%

Passenger enplanements (thousands)	33,951	34,843	(2.6)%
Departures (thousands)	269	279	(3.5)%
Aircraft at end of period	973	977	(0.4)%

Block hours (thousands)	833	853	(2.4)%
Average stage length (miles)	1,195	1,189	0.5%
Fuel consumption (gallons in millions)	846	874	(3.2)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.83	3.10	(41.1)%
Full-time equivalent employees at end of period	97,500	93,400	4.4%

Operating cost per ASM (cents)	12.80	13.50	(5.2)%
Operating cost per ASM excluding special items (cents)	12.26	13.74	(10.8)%
Operating cost per ASM excluding special items and fuel (cents)	9.49	8.97	5.8%

Regional (A)
Revenue passenger miles (millions)	5,341	5,058	5.6%
Available seat miles (millions)	6,937	6,561	5.7%
Passenger load factor (percent)	77.0	77.1	(0.1	)pts
Yield (cents)	27.19	27.82	(2.2)%
Passenger revenue per ASM (cents)	20.94	21.45	(2.4)%

Passenger enplanements (thousands)	12,243	11,709	4.6%
Aircraft at end of period	577	560	3.0%
Fuel consumption (gallons in millions)	167	161	3.7%
Average aircraft fuel price including related taxes (dollars per gallon)	1.86	3.10	(40.0)%
Full-time equivalent employees at end of period (B)	19,300	18,000	7.2%

Operating cost per ASM (cents)	21.07	24.30	(13.3)%
Operating cost per ASM excluding special items (cents)	20.96	24.24	(13.6)%
Operating cost per ASM excluding special items and fuel (cents)	16.47	16.62	(0.9)%

Total Mainline & Regional
Revenue passenger miles (millions)	50,190	50,886	(1.4)%
Available seat miles (millions)	62,791	63,392	(0.9)%
Cargo ton miles (millions)	553	560	(1.2)%
Passenger load factor (percent)	79.9	80.3	(0.4	)pts
Yield (cents)	16.82	17.03	(1.2)%
Passenger revenue per ASM (cents)	13.44	13.67	(1.7)%
Total revenue per ASM (cents)	15.65	15.77	(0.7)%
Cargo yield per ton mile (cents)	35.14	36.88	(4.7)%

Passenger enplanements (thousands)	46,194	46,552	(0.8)%
Aircraft at end of period	1,550	1,537	0.8%
Fuel consumption (gallons in millions)	1,013	1,035	(2.1)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.83	3.10	(41.0)%
Full-time equivalent employees at end of period (B)	116,800	111,400	4.8%

Operating cost per ASM (cents)	13.71	14.62	(6.2)%
Operating cost per ASM excluding special items (cents)	13.22	14.83	(10.8)%
Operating cost per ASM excluding special items and fuel (cents)	10.26	9.76	5.2%

(A) Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(B) Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Record First Quarter Results

April 24, 2015

American Airlines Group Inc.

Consolidated Mainline Revenue Statistics by Region

(Unaudited)

	3 Months Ended March 31,
	2015	2014	Change
Domestic
Revenue passenger miles (millions)	29,586	30,176	(2.0)%
Available seat miles (ASM) (millions)	35,672	35,989	(0.9)%
Passenger load factor (percent)	82.9	83.8	(0.9	)pts
Yield (cents)	15.80	15.79	0.1%
Passenger revenue per ASM (cents)	13.10	13.24	(1.0)%

Latin America
Revenue passenger miles (millions)	8,182	8,683	(5.8)%
Available seat miles (ASM) (millions)	10,593	11,358	(6.7)%
Passenger load factor (percent)	77.2	76.4	0.8	pts
Yield (cents)	16.54	17.82	(7.2)%
Passenger revenue per ASM (cents)	12.78	13.62	(6.2)%

Atlantic
Revenue passenger miles (millions)	4,772	5,264	(9.4)%
Available seat miles (ASM) (millions)	6,768	7,405	(8.6)%
Passenger load factor (percent)	70.5	71.1	(0.6	)pts
Yield (cents)	14.59	14.00	4.2%
Passenger revenue per ASM (cents)	10.29	9.96	3.4%

Pacific
Revenue passenger miles (millions)	2,309	1,705	35.4%
Available seat miles (ASM) (millions)	2,820	2,079	35.6%
Passenger load factor (percent)	81.9	82.0	(0.1	)pts
Yield (cents)	11.49	12.32	(6.8)%
Passenger revenue per ASM (cents)	9.41	10.11	(6.9)%

Total International
Revenue passenger miles (millions)	15,263	15,652	(2.5)%
Available seat miles (ASM) (millions)	20,181	20,842	(3.2)%
Passenger load factor (percent)	75.6	75.1	0.5	pts
Yield (cents)	15.17	15.94	(4.8)%
Passenger revenue per ASM (cents)	11.47	11.97	(4.1)%

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Record First Quarter Results

April 24, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

American Airlines Group Inc. (the “Company”) is providing the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and regional CASM excluding fuel is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and regional CASM excluding special items and fuel to evaluate the Company’s operating performance.

American Airlines Group Inc.

	3 Months Ended March 31,		Percent Change
	2015	2014
Reconciliation of Income Before Income Taxes Excluding Special Items	(In millions, except per share amounts)
Income before income taxes as reported	$943	$493
Special items:
Special items, net (1)	303	(137)
Regional operating special items, net (2)	7	4
Nonoperating special items, net (3)	(8)	47

Income before income taxes as adjusted for special items	$1,245	$407	206%

	3 Months Ended March 31,
Calculation of Pre-Tax Margin Excluding Special Items	2015	2014
Income before income taxes as adjusted for special items	$1,245	$407
Total operating revenues	$9,827	$9,995
Pre-tax margin excluding special items	12.7%	4.1%

	3 Months Ended March 31,		Percent Change
Reconciliation of Net Income Excluding Special Items	2015	2014
Net income as reported	$932	$480
Special items:
Special items, net (1)	303	(137)
Regional operating special items, net (2)	7	4
Nonoperating special items, net (3)	(8)	47
Non-cash income tax provision (4)	9	8

Net income as adjusted for special items	$1,243	$402	209%

	3 Months Ended March 31,
Reconciliation of Basic and Diluted Earnings Per Share As Adjusted for Special Items	2015	2014
Net income as adjusted for special items	$1,243	$402

Shares used for computation (in thousands):
Basic	696,415	723,971

Diluted	716,930	741,335

Earnings per share as adjusted for special items:
Basic	$1.79	$0.56

Diluted	$1.73	$0.54

	3 Months Ended March 31,		Percent Change
Reconciliation of Operating Income Excluding Special Items	2015	2014
Operating income as reported	$1,216	$730

Special items:
Special items, net (1)	303	(137)
Regional operating special items, net (2)	7	4

Operating income as adjusted for special items	$1,526	$597	156%

American Airlines Group Reports Record First Quarter Results

April 24, 2015

Reconcillation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Mainline only	3 Months Ended March 31,
	2015	2014
	(in millions)
Total operating expenses	$8,611	$9,265
Less regional expenses:
Fuel	(311)	(500)
Other	(1,151)	(1,094)

Total mainline operating expenses	7,149	7,671

Special items, net (1)	(303)	137

Mainline operating expenses, excluding special items	6,846	7,808

Aircraft fuel and related taxes	(1,544)	(2,711)

Mainline operating expenses, excluding special items and fuel	$5,302	$5,097

	(in cents)
Mainline operating expenses per ASM	12.80	13.50

Special items, net per ASM (1)	(0.54)	0.24

Mainline operating expenses per ASM, excluding special items	12.26	13.74

Aircraft fuel and related taxes per ASM	(2.76)	(4.77)

Mainline operating expenses per ASM, excluding special items
and fuel	9.49	8.97

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Regional only	3 Months Ended March 31,
	2015	2014
	(in millions)
Total regional operating expenses	$1,462	$1,594

Regional operating special items, net (2)	(7)	(4)

Regional operating expenses, excluding special items	1,455	1,590

Aircraft fuel and related taxes	(311)	(500)

Regional operating expenses, excluding special items and fuel	$1,144	$1,090

	(in cents)
Regional operating expenses per ASM	21.07	24.30

Regional operating special items, net per ASM (2)	(0.11)	(0.06)

Regional operating expenses per ASM, excluding special items	20.96	24.24

Aircraft fuel and related taxes per ASM	(4.48)	(7.62)

Regional operating expenses per ASM, excluding special items and fuel	16.47	16.62

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Record First Quarter Results

April 24, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Total Mainline and Regional	3 Months Ended March 31,
	2015	2014
	(in millions)
Total operating expenses	$8,611	$9,265

Special items:
Special items, net (1)	(303)	137
Regional operating special items, net (2)	(7)	(4)

Total operating expenses, excluding special items	8,301	9,398

Fuel:
Aircraft fuel and related taxes - mainline	(1,544)	(2,711)
Aircraft fuel and related taxes - regional	(311)	(500)

Total operating expenses, excluding special items and fuel	$6,446	$6,187

	(in cents)
Total operating expenses per ASM	13.71	14.62

Special items per ASM:
Special items, net (1)	(0.48)	0.22
Regional operating special items, net (2)	(0.01)	(0.01)

Total operating expenses per ASM, excluding special items	13.22	14.83

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.46)	(4.28)
Aircraft fuel and related taxes - regional	(0.50)	(0.79)

Total operating expenses per ASM, excluding special items and fuel	10.26	9.76

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)	The 2015 first quarter mainline operating special items totaled a net charge of $303 million, which principally included $216 million of merger integration expenses related to information technology, professional fees, severance, share-based compensation, fleet restructuring, re-branding of aircraft and airport facilities, relocation and training. In addition, the Company recorded a net $99 million charge principally related to its new pilot joint collective bargaining agreement. These charges were offset in part by a net $6 million credit for bankruptcy related items primarily consisting of fair value adjustments for bankruptcy settlement obligations.

The 2014 first quarter mainline operating special items totaled a net credit of $137 million, which principally included a $309 million gain on the sale of Slots at Ronald Reagan Washington National Airport and a net $32 million credit for bankruptcy related items primarily consisting of fair value adjustments for bankruptcy settlement obligations. These special credits were offset in part by $202 million of merger integration expenses related to alignment of labor union contracts, information technology, professional fees, severance and retention, share-based compensation, re-branding of aircraft and airport facilities, relocation and training.

(2)	The 2015 and 2014 first quarter regional operating special items principally related to merger integration expenses.

(3)	The 2015 first quarter nonoperating special items totaled a net credit of $8 million primarily due to a $17 million early debt extinguishment gain associated with the repayment of American’s AAdvantage loan with Citibank, offset in part by a $9 million charge principally related to a non-cash write off of unamortized debt discount associated with the prepayment of certain aircraft financings.

The 2014 first quarter nonoperating special items totaled a net charge of $47 million principally due to non-cash interest accretion of $31 million on the bankruptcy settlement obligations and $13 million for Venezuelan foreign currency losses.

(4)	The 2015 and 2014 first quarter tax special items were the result of a non-cash deferred income tax provision related to certain indefinite-lived intangible assets.

American Airlines Group Reports Record First Quarter Results

April 24, 2015

American Airlines Group Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2015	December 31, 2014
Assets

Current assets
Cash	$1,048	$994
Short-term investments	8,125	6,309
Restricted cash and short-term investments	757	774
Accounts receivable, net	1,826	1,771
Aircraft fuel, spare parts and supplies, net	995	1,004
Prepaid expenses and other	1,378	1,260

Total current assets	14,129	12,112

Operating property and equipment
Flight equipment	29,273	28,213
Ground property and equipment	6,013	5,900
Equipment purchase deposits	1,265	1,230

Total property and equipment, at cost	36,551	35,343
Less accumulated depreciation and amortization	(12,509)	(12,259)

Total property and equipment, net	24,042	23,084

Other assets
Goodwill	4,091	4,091
Intangibles, net	2,281	2,240
Other assets	2,211	2,244

Total other assets	8,583	8,575

Total assets	$46,754	$43,771

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt and capital leases	$1,284	$1,708
Accounts payable	1,587	1,377
Accrued salaries and wages	1,009	1,194
Air traffic liability	5,415	4,252
Frequent flyer liability	2,776	2,807
Other accrued liabilities	2,162	2,097

Total current liabilities	14,233	13,435

Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	17,638	16,196
Pension and postretirement benefits	7,517	7,562
Deferred gains and credits, net	788	829
Bankruptcy settlement obligations	275	325
Other liabilities	3,539	3,403

Total noncurrent liabilities	29,757	28,315

Stockholders’ equity
Common stock	7	7
Additional paid-in capital	15,049	15,135
Accumulated other comprehensive loss	(4,590)	(4,559)
Accumulated deficit	(7,702)	(8,562)

Total stockholders’ equity	2,764	2,021

Total liabilities and stockholders’ equity	$46,754	$43,771